CONVERA
                                                      The True Meaning of Search


Contact:

Matt Jones
Convera
703.761.3700
mjones@convera.com

                 CONVERA REPORTS THIRD QUARTER FINANCIAL RESULTS

Vienna, Va.--December 6, 2006--Convera Corporation (NASDAQ:CNVR), a leading provider of search technologies for professional workers, today announced financial results for the three-month and nine-month periods ended October 31, 2006.

Revenue for the third quarter of fiscal 2007 totaled $6.0 million, a 33% increase when compared to the year-ago quarter principally due to an increase in RetrievalWare(R) license sales. Two transactions each represented more than 10% of total revenues for the third quarter of fiscal 2007.


The net loss for the three-month period ended October 31, 2006 was $16.6 million, or $0.32 per share, compared to a net loss of $2.5 million, or $0.05 per share, for the comparable year-ago period. The net loss was impacted by a non-cash charge totaling $9.1 million to record, at their net realizable value, the capitalized software development costs and record impairment to the equipment relating to the Company's new TrueKnowledge for Web(TM) product. In connection with the preparation of its financial statements for the quarter, the Company determined it was necessary to record this non-cash charge under the applicable accounting guidance. The amount of the non-cash charge may be subject to revision as the Company finalizes its financial statements in connection with the filing of its Form 10-Q for the quarter ended October 31, 2006. The non-cash charge has no effect on the Company's development, sales and marketing plans for its TrueKnowledge for Web solution. The net loss for the quarter was also influenced by $1.4 million of stock option expenses related to the Company's adoption of FAS 123R.


Cash and investments as of October 31, 2006 totaled $55.5 million. The Company carries no debt.


"Convera made significant strides this quarter in executing its business strategy," said Patrick C. Condo, Convera's president and chief executive officer. "We won new contracts for our RetrievalWare enterprise search technology and expanded our reach in the publishing industry with our TrueKnowledge for Web hosted search solution. Our technology innovations are taking quick root across all the markets we serve. Convera is well positioned to help our clients meet their business needs as the search landscape is rapidly changing."


The attached financial information compares the results of operations for the three and nine-month periods ended October 31, 2006 to the same periods in 2005 and the balance sheet as of October 31, 2006 to the balance sheet as of January 31, 2006.

ABOUT CONVERA(R)
Convera(R) is a leading provider of search technologies for professional workers. Convera has developed a unified product platform that makes sense of vast amounts of information--wherever it resides--across multiple data formats, languages and meanings. Based on proprietary technologies that extract relevant results from public and private data, Convera enables professionals to quickly retrieve exactly the information essential for action. The Convera search platform, TrueKnowledge Platform(TM), is delivered as a hosted service, software or a bundled hardware and software package. Thousands of government and business professionals in 40 countries rely on Convera search solutions to power a broad range of mission critical applications. For more information, contact Convera at 800-755-7005, via e-mail at info@convera.com or on the Web at www.convera.com



This release, including any statements from Convera personnel, contains statements about Convera's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; the ability to continue funding operating losses; fluctuations in operating results including impacts from reduced corporate IT spending and lengthier sales cycles; continued success in technological advances and development including the TrueKnowledge Platform
(TM); possible disruption in commercial activities caused by terrorist activity and armed conflict, such as changes in logistics and security arrangements; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's reports to the Securities and Exchange Commission. Actual results may differ materially from our expectations as the result of these and other important factors relating to Convera's business and product development efforts, which are further described in Convera's filings with the SEC. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to Convera on the date of this release, and Convera assumes no obligation to update such statements. "The Convera design logo and the following are trademarks of Convera in the United States and other countries: Convera(R), the Convera design logo, Screening Room(R), RetrievalWare(R), Excalibur(TM), Govmine(TM), baseRelevance(TM), TrueKnowledge Platform(TM), TrueB2B(TM), TrueKnowledge for Enterprise(TM), TrueKnowledge for Discovery(TM), TrueKnowledge for Web(TM), and Knewworld(TM).

The condensed, consolidated statements of operations for the Company appear below and are presented in accordance with accounting principles generally accepted in the United States. All amounts, except per share amounts, are expressed in thousands of US dollars.



                                               Three Months Ended                  Nine Months Ended
                                                   October 31,                        October 31,
                                              2006             2005               2006           2005

                                          ----------------------------------------------------------------
                                          (unaudited)     (unaudited)         (unaudited)     (unaudited)
 Revenues:
  License                                 $      3,490    $      1,914        $      6,861    $     9,331
 Services                                          541             516               1,493          1,947
  Maintenance                                    1,984           2,082               5,641          6,117
                                          ----------------------------------------------------------------
 Total Revenue                                   6,015           4,512              13,995         17,395
                                          ----------------------------------------------------------------


 Expenses:
 Cost of revenues:
  License                                          433             365               1,335            962
  Services                                       2,701             887               7,239          2,529
  Maintenance                                      306             254                 883            763
 Sales and marketing                             2,872           1,851               8,827          6,406
 Research and product development                3,497           1,248              11,438          4,322
 General and administrative                      3,358           2,640              11,497          7,796
 Restructuring charge                              -               (1)                 -             (57)
 Amortization of capitalized software
  development costs                              1,016            -                  3,045           -
 Impairment of capitalized software
  development costs and fixed assets             9,111            -                  9,111           -
                                          ----------------------------------------------------------------
 Total Expense                                  23,294           7,244              53,375         22,721
                                          ----------------------------------------------------------------


 Operating loss                               (17,279)         (2,732)            (39,380)        (5,326)

 Interest income (expense), net                    643             241               1,665            341

 Net loss                                 $   (16,636)    $    (2,491)        $   (37,715)    $   (4,985)
                                          ================================================================



 Earnings per share - basic & diluted     $     (0.32)    $     (0.05)        $     (0.72)    $    (0.12)
                                          ================================================================

 Weighted average number of common
  shares outstanding - basic and diluted        52,727          46,170              52,023         41,812


The condensed, consolidated balance sheets for the Company appear below and are presented in accordance with accounting principles generally accepted in the United States. All amounts are expressed in thousands of U.S. dollars.





                                               October 31, 2006           January 31, 2006
                                              ----------------------------------------------
                                                 (unaudited)


Current Assets:

    Cash and cash equivalents                  $          55,440         $           37,741
    Short term investments                                    71                         71
    Accounts receivable, net                               3,735                      4,364
    Prepaid expenses and other                             2,057                      2,396
                                              ----------------------------------------------
        Total current assets                              61,303                     44,572




Equipment and leasehold improvements, net                  1,278                      9,152
Other assets                                                 393                        819
Capitalized software development
 costs, net                                                   -                       7,102
Goodwill and other intangible assets                       2,370                      2,572
                                              ----------------------------------------------


        Total assets                           $          65,344         $           64,217
                                              ==============================================



Liabilities and Shareholders' Equity
Current Liabilities:

    Accounts payable                           $           1,547         $            1,367
    Accrued expenses                                       2,677                      2,680
    Deferred revenues                                      4,248                      3,931
    Current maturities of long-term debt                      -                       1,283
                                              ----------------------------------------------
        Total current liabilities                          8,472                      9,261

    Other long-term liability                                 -                       3,717
    Deferred revenues - long term                            228                        398
                                              ----------------------------------------------

        Total liabilities                                  8,700                     13,376

Shareholders' Equity                                      56,644                     50,841
                                              ----------------------------------------------


        Total liabilities and shareholders'
        equity                                 $          65,344         $           64,217
                                              ==============================================

